Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Record Annual Revenue Exceeding $20M for Fiscal Year Ended April 30, 2018
Expects Revenue Growth of at Least 20% for Fiscal Year 2019

Hackensack, NJ – July 26, 2018 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the fourth fiscal quarter and 12 months ended April 30, 2018.

Fiscal Year 2018 Financial and Recent Business Highlights:

•	Record annual revenue of $20.2 million, an increase of 31.3% year-over-year

•	Record Translational Oncology Services (“TOS”) revenue of $18.8 million, an increase of 37.2% year-over-year

•	Record annual TOS bookings

•	Successfully transitioned to our own new lab facility, doubling capacity, expanding revenue opportunities and realizing material cost savings

•	Forecast of at least 20% revenue growth in fiscal 2019 and sustained, quarterly operational profitability

Ronnie Morris, CEO of Champions, commented, “Exceeding $20 million in revenue is a significant milestone for our company, and our increasingly robust bookings and a growing pipeline of identified opportunities reinforce our optimism for the coming quarters and for revenue growth that will again exceed 20% this fiscal year. There is tremendous energy within our team about the opportunities in the market and the level of engagement from both new and existing customers.”

“In addition, we made meaningful progress towards achieving our goal of sustained, long-term profitability by growing our business organically and leveraging the scale of our operations,” added Mr. Morris. “Our core business is built on a highly leverageable, scalable business model that enabled us to grow our revenue by more than 30% in fiscal 2018, well ahead of our targeted 20% growth, and manage costs and operating expense to a modest increase of 4.2%. We anticipate delivering operational profitability during each quarter of fiscal 2019.”

Fourth Fiscal Quarter Financial Results

Exhibit 99.1

For the fourth quarter of fiscal 2018, revenue increased 32.3% to $4.9 million compared to $3.7 million for the fourth quarter of fiscal 2017. Total operating expenses for the fourth quarter of fiscal 2018 were $5.5 million compared to $6.1 million for the fourth quarter of fiscal 2017, a decrease of $593,000 or (9.7%). For the fourth quarter of fiscal 2018, Champions reported a loss from operations of $594,000, which includes $172,000 in stock-based compensation and $110,000 in depreciation, an improvement of $1.8 million or (75.1%), compared to the loss from operations of $2.4 million, inclusive of $761,000 in stock-based compensation and $35,000 depreciation expense, in the fourth quarter of fiscal 2017. Excluding stock based compensation and depreciation, Champions reported a loss from operations for the quarter of $312,000; however, as forecasted for the full year, Champions reported income from operations of $40,000 and is positioned for sustained quarterly operational profitability going forward.

Cost of oncology solutions was $2.8 million for the three months ended April 30, 2018, an increase of $248,000, or 9.6% compared to $2.6 million for the three months ended April 30, 2017. The increase in cost of sales was due to an increase in TOS studies. For the three months ended April 30, 2018, gross margin was 42.7% compared to 30.9% for the three months ended April 30, 2017. Gross margin varies based on timing differences between expense and revenue recognition; however, the improvement can be attributed to leveraging cost of sales against a growing revenue base.

Research and development expense was $1.1 million for both the three months ended April 30, 2018 and 2017. Sales and marketing expense for the three months ended April 30, 2018 was $715,000, a decrease of $177,000, or (19.8%) compared to $892,000 for the three months ended April 30, 2017. The decrease is mainly due to a reduction of payroll and travel expenses. General and administrative expense was $888,000 for the three months ended April 30, 2018 compared to $1.6 million for the three months ended April 30, 2017, a decrease of $682,000 or (43.4%). The decrease is mainly due to a reduction in stock-based compensation expense.

Year-to-Date Financial Results

For the twelve months of fiscal 2018, revenue increased 31.3% to $20.2 million, as compared to $15.4 million for the twelve months of fiscal 2017. For the twelve months of fiscal 2018, total operating expenses decreased (2.8%) to $21.6 million, as compared to $22.2 million for the twelve months of fiscal 2017. The decrease is mainly due to a decrease in stock-based compensation.

For the twelve months ended April 30, 2018, Champions reported a loss from operations of $1.4 million, which includes $1.0 million in stock-based compensation and $360,000 in depreciation, an improvement of $5.5 million or (80.1%), compared to the loss from operations of $6.8 million, inclusive of $2.7 million in stock-based compensation and $141,000 depreciation, for the twelve months ended April 30, 2017. Excluding stock-based compensation and depreciation, Champions reported operating income of $40,000 for the twelve months ended April 30, 2018.

Net cash used in operations was $1.2 million and $2.8 million for the twelve months ended April 30, 2018 and 2017, respectively, a decrease of $1.6 million or (56.9%). The reduction in cash burn is the result of our revenue growth and expense management.

Cost of oncology solutions was $10.6 million for the twelve months ended April 30, 2018 compared to $9.7 million for the twelve months ended April 30, 2017, an increase of $850,000 or 8.8%. The increase in cost of sales was due to an increase in TOS studies. Gross margin was 47.9% for the twelve months ended April 30, 2018 compared to 37.0% for the twelve months ended April 30, 2017.The increase in cost of sales was due to an increase in TOS studies. The improvement in gross

Exhibit 99.1

margin was due to higher TOS revenue leveraged off the fixed cost component of the lab and effective management of the variable lab costs. Gross margin varies based on timing differences between expense and revenue recognition. While the gross margin improved, there are expenses incurred and recognized in advance of future revenue.

Research and development expense was $4.4 million for the twelve months ended April 30, 2018 an increase of $108,000, or 2.5% compared to $4.3 million for the twelve months ended April 30, 2017. Sales and marketing expense for the twelve months ended April 30, 2018 was $2.6 million, a decrease of $691,000, or (21.2%) compared to $3.3 million for the twelve months ended April 2017. The decrease is mainly due to reduction in salary and travel expenses. General and administrative expense was $4.1 million for the twelve months ended April 30, 2018, a decrease of 892,000 or (18.0%) compared to $5.0 million for the twelve months ended April 30, 2017. The decrease is primarily due to a reduction in stock-based compensation expense.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its fourth quarter financial results. To participate in the call, please call 877-407-8035 (domestic) or 201-689-8035 (international) ten minutes ahead of the call and give the verbal reference "Champions Oncology."

Full details of the Company’s financial results will be available Monday July 30, 2018 in the Company’s Form 10-K at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three and twelve months ended April 30, 2018 and 2017. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology

Exhibit 99.1

companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2018 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Gain (Loss) (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2018	2017	2018	2017
Net loss - GAAP	$(662)	$(2,424)	$(1,505)	$(6,884)
Less:
Stock-based compensation	172	761	1,034	2,662
Net loss - non-GAAP	$(490)	$(1,663)	$(471)	$(4,222)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2018	2017	2018	2017
EPS – GAAP	$(0.06)	$(0.22)	$(0.14)	$(0.64)
Less:
Effect of stock-based compensation on EPS	0.02	0.07	0.09	0.25
EPS - non-GAAP	$(0.04)	$(0.15)	$(0.05)	$(0.39)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2018	2017	2018	2017
Oncology Solutions	4,922	3,720	20,241	15,411

Total operating revenue	$4,922	$3,720	$20,241	$15,411
Cost of oncology solutions	2,819	2,571	10,553	9,703
Research and development	1,094	1,076	4,401	4,293
Sales and marketing	715	892	2,570	3,261
General and administrative	888	1,570	4,071	4,963
Loss from Operations	$(594)	$(2,389)	$(1,354)	$(6,809)
Other (Expense)	(24)	(23)	(88)	(56)
Net Loss before provision for income taxes	$(618)	$(2,412)	$(1,442)	$(6,865)
Income taxes	44	12	63	19
Net Loss	$(662)	$(2,424)	$(1,505)	$(6,884)

Condensed Consolidated Balance Sheets as of (Unaudited)

	April 30, 2018	April 30, 2017
Cash and cash equivalents	$856	$3,295
Accounts receivable	3,917	2,274
Other current assets	287	300
Total current assets	5,060	5,869

Restricted cash	150	150
Property and equipment, net	2,083	1,216
Other long term assets	116	107
Goodwill	669	669
Total assets	$8,078	$8,011
Accounts payable and accrued liabilities	$2,778	$2,537
Deferred revenue	4,704	4,910
Total current liabilities	7,482	7,447
Other Non-current Liability	621	164
Stockholders’ equity (deficit)	(25)	400
Total liabilities and stockholders’ equity (deficit)	$8,078	$8,011

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended April 30,
	2018	2017
Cash flows from operating activities:
Net Loss	$(1,505)	$(6,884)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	1,004	2,662
Issuance of common stock for services	30	44
Depreciation and amortization expense	360	168
Deferred compensation	7	—
Allowance for doubtful accounts	(44)	24
Deferred Rent	454	—
Changes in operating assets and liabilities	(1,532)	1,146
Net cash used in operating activities	(1,226)	(2,840)

Cash flows from investing activities:
Purchases of property and equipment	(1,229)	(766)
Gain on disposal of fixed assets	3	—
Net cash used in investing activities:	(1,226)	(766)

Cash flows from financing activities:
Public Offering June 2016, net of financing costs of $742,000	—	4,340
Capital lease payments	(25)	(24)
Proceeds from exercise of stock options	38	—
Net cash provided by financing activities:	13	4,316

(Decrease) increase in cash and cash equivalents	(2,439)	710
Cash and cash equivalents, beginning of period	3,295	2,585
Cash and cash equivalents, end of period	$856	$3,295